Homeland Energy Solutions

Ethanol - The Alternative Solution

Homeland Energy Solutions · 2779 Highway 24 · Lawler, IA 52154
563-238-5555 · www.homelandenergysolutions.com

August 2014

From the president

Ethanol plant investments offset corn price variations

Today's market circumstances provide a perfect example of why investing in Homeland Energy Solutions is good for area corn producers. While corn prices have fallen significantly from a few years ago, Homeland's board of directors has just declared a $216 per unit midyear distribution based on the company's strong earnings through the first six months of the fiscal year.

In years like this, when corn prices are low, our members make their money with the value-added advantages of ethanol; when corn prices are high, they make their money in corn.

Indications this year are for a strong crop and yield nationwide. In a tour last week, ProFarmer Today estimated the 2014 U.S. corn crop to reach 14.093 billion bushels, with an average yield of 169.3 bu/acre. We expect to have a good crop in northeast Iowa, much better than it has been the last couple of years. This should make it easier for Homeland to fulfill its corn needs locally.

With the increase in corn production and corn exports drying up, where would agricuture be without ethanol production?

With regard to the EPA, the agency has finally submitted its final 2014 Renewable Fuel Standard Renew-

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Grinder expansion adds needed capacity, ethanol yield potential

Construction has begun to add two additional hammermills to go along with the four existing mills in Homeland Energy's grinding operations.

Nelson Engineering out of Sioux Falls, S.D., is providing the engineering, design, and construction management for the project. J&D Construction out of Montevideo, Minn., is providing the mechanical/millright services, and Jake's Electric out of Clinton, Wis., will be handling the electrical portion.

The justification for adding these mills centered around being able to reduce our grind size while maintaining our throughput capacity.

Currently, with the plant running at the 140+ million gallon per year rate, we had to increase our grind size in order for our grinding capacity to keep up with the rest of the plant.

With the additional two mills, we will actually be able to reduce our grind size to allow the enzymes to do a more thorough job breaking down the starch. Also, the smaller particle size should liberate more corn oil.

In turn, both the ethanol yield (ethanol gallons produced per bushel of corn ground) and our corn oil yield (corn oil pounds produced per bushel of corn ground) should see a bump with all else remaining equal.

The option is also available to increase throughput of the grinding



system at the same grind size.

In order to take full advantage of the grinder expansion, additional capital would likely be required to maintain the efficiency and increase the capacity of the rest of the plant.

The management team is currently evaluating and determining what additional capital projects would generate the most return for the investment.

The hammermill project is on track to be completed by the end of September.

— Kevin Howes
Plant Manager

Net profits continue at record rates

During the second quarter of 2014, Homeland Energy Solutions, LLC (HES) produced and sold approximately 33 million gallons of ethanol, 83 thousand tons of distillers grains and 7.3 million pounds of corn oil. Through the first six months of 2014, the company has sold approximately 62 million gallons of ethanol, 167 thousand tons of distillers grains and 11.2 million pounds of corn oil.

Operating margins remained strong during the months of April, May, and June. During this three-month stretch the company generated a net profit of slightly more than $22.1 million, or $342.89 per outstanding share. Year to date, Homeland Energy Solutions has generated a net profit of more than $36.8 million, or $570.42 per outstanding share.

Remember: Profits bring taxes; plan accordingly

If there is such a thing as a "downside" to Homeland's financial success in 2014, it would be that our shareholders will be recognizing a sizable amount of taxable income per share of ownership at year's end. In preparation of this pass through of taxable income, the Board of Directors declared a distribution of $216/share to members of record as of August 20, 2014. This distribution equates to nearly $14 million of current year profits and is the first of its kind in the company's five year history. Distributions are being processed currently and will be sent out in the near future. A projection of 2014 taxable income per share will be included with your distribution for your planning purposes.

Please see a summary of the company's 2014 financial performance below. A more detailed version of the financial results is currently available on the HES or SEC website.

— David Finke,
Chief Financial Officer

INCOME STATEMENT					
		Qtr Ended 06/30/14	Qtr Ended 06/30/13	Six Months Ended 06/30/14	Six Months Ended 06/30/13
Revenue	$	87,823,949	112,243,015	169,576,255	210,218,810
Cost of Goods Sold		64,787,918	103,629,800	131,100,373	198,447,626
Operating Expenses		991,541	669,127	1,994,300	1,386,541
Operating Income		22,044,490	7,944,088	36,481,582	10,384,643
Other Income (Expenses)		101,012	93,970	359,283	131,712
Net Income	$	22,145,502	8,038,058	36,840,865	10,516,355
Net Income Per Unit	$	342.89	88.87	570.42	116.27

BALANCE SHEET						
		6/30/14	3/31/14	12/31/13	9/30/13	6/30/13
Current Assets	$	65,221,076	70,822,389	56,456,056	31,975,247	42,690,536
Property & Equipment		109,002,193	111,262,493	113,502,166	115,738,869	118,057,856
Other Assets		4,367,186	4,311,018	4,119,90	4,130,067	3,722,825
Total Assets	$	178,590,455	186,395,900	174,078,126	151,844,183	164,471,217
Current Liabilities	$	35,445,877	50,114,591	39,627,710	36,789,472	4,478,824
Long-term Liabilities		202,992	12,126,806	15,303,526	102,421	20,102,421
Total Members' Equity		142,941,586	124,154,503	119,146,890	114,952,290	139,889,972
Total Liabilities & Equity	$	178,590,455	186,395,900	174,078,126	151,844,183	164,471,217
Book Value per membership unit	$	2,210	1,922	1,845	1,780	1,547

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Exports offer market options

able Volume Obligation rule to the Office of Management and Budget for review. The rule is not expected to be approved or released publicly for at least 30 days. Indications are that it may be slightly higher than the original proposal but will likely still fall short of industry expectations. Our industry will likely then weigh its options taking into account the reasons given to support any lowering of the requirement.

If domestic demand is limited by the lower RVO, the industry will look even more toward exports, with hopes to export 900 million gallons of ethanol this year. We think there's a lot of potential growth in the ethanol export area, and that there is the potential for exports to as much as triple in the next 10 years because ethanol offers the lowest cost octane in the world.

With strong corn yields expected and a growing export market, our industry seems to have a bright future, despite ongoing battles against Big Oil, the EPA and the railroads.

—Walter Wendland, CEO

Retterath suits still pending in court

Since August 2013, Homeland has been involved in two lawsuits with Steve Retterath related to an agreement Homeland and Retterath signed. Pursuant to the agreement, Homeland agreed to repurchase and retire Retterath's entire ownership interest in Homeland for $30 million. Retterath refused to complete the repurchase transaction and instead sued Homeland, several board members, a former board member, officers of the company, and Homeland's primary legal counsel in Florida state court. Homeland's position is Retterath refused to complete the repurchase transaction after he learned of the tax impacts of the repurchase and is seeking to avoid closing as a result.

Retterath is claiming in the lawsuit that certain actions taken by Homeland and the other defendants violated fiduciary duties owed to him as a member or fraudulently induced him to take certain actions. Retterath is also claiming violations of state and federal securities laws and violations of Florida's deceptive and unfair trade practices statutes. Upon Homeland's request, and against Retterath's objections, this action was transferred to Florida federal court and subsequently to federal court in Iowa. All defendants in the case have filed motions to dismiss the lawsuit. Retterath recently dismissed Jim Boeding and Kevin Howes from the lawsuit.

Retterath has filed a motion for summary judgment arguing that the repurchase agreement is invalid and required a vote of Homeland's members. Homeland is resisting Retterath's motion. The parties are in the process of filing briefs with the Iowa federal court on these issues.

Recently, Steve Retterath's son and daughter-in-law have requested permission from the Iowa federal court to intervene as parties in this lawsuit claiming that none of the parties represent their interests in the lawsuit. Steve Retterath's son and daughter-in-law are asking the Iowa federal court to find the repurchase agreement invalid.

Additional information regarding the lawsuits may be accessed by reviewing the court files captioned as Steve J Retterath v. Homeland Energy Solutions, LLC et al., Case No. 4:14-cv-00158 in the United States District Court for the Southern District of Iowa and Homeland Energy Solutions, LLC v. Steven J. Retterath, Case No. EQCE074886 in the Iowa District Court for Polk County, Iowa.

HES has voice in grains group

The U.S. Grains Council recently appointed Homeland Energy Solutions President and CEO Walter Wendland to a position on the council's Value-Added Advisory Team.

The U.S. Grains Council develops export markets for U.S. barley, corn, grain sorghum and related products. The Council believes exports are vital to global economic development and to U.S. agriculture's profitability.

If you would like to receive future newsletters by email instead of mail, please send your email address to kbalk@etoh.us. Thanks.

China puts stranglehold on DDGS exports

HES and other exporters of DDGS are currently seeing prices for the dried feed co-product of the ethanol process fall, due to China's new certification requirement regarding biotech strain MIR 162. This trait provides protection against insects and has been approved as safe for both production and consumption by the United States and all major markets except China. China started by requiring a certification from the U.S. government guaranteeing that each shipment of DDGS is free of that trait, but there is no agency within the US government that issues such a certificate. As a result, U.S. DDGS shipments currently en route to China are in limbo and no new sales are occurring. Prior to the requirement, China was importing DDGS at a rate of approximately 20,000 metric tons per day. This stall in sales poses concerns for both U.S. sellers and buyers in China depending on delivery.

More restrictions are now being put into play as China has ceased reviewing any GMO crops and put a hold on any GMOs coming into the country. The move is believed to be largely an attempt to liquidate their own existing stockpile of feedstocks at a higher price than what is being paid for imported grains. "This is an immediate problem and it will be a problem until China gets their own inventory to a manageable level," said Walt Wendland.

Homeland Energy Solutions Board of Directors

Pat Boyle (elected), Chairman
Maurice Hyde (elected), Vice Chairman
Christine Marchand (elected), Secretary
Randy Bruess (elected)
Mathew Driscoll (elected)
Keith Eastman (elected)
*Steve Eastman (appointed by Steve Retterath)
Leslie Hansen (appointed by Golden Grain Energy)
*Ed Hatten (appointed by Steve Retterath)
Chad Kuhlers (elected)
Bernard Retterath (elected)
*Still serving on the board despite repurchase agreement with Retterath

Management Team

Walter Wendland, President & CEO
David Finke, Chief Financial Officer
Stan Wubbena, Grain Merchandiser
Kevin Howes, Plant Manager

2779 Highway 24
Lawler, IA 52154
563-238-5555

This newsletter contains forward-looking statements. We undertake no responsibility to update any forward looking statement. When used, the words "believe", "hope", "expect", "anticipate" and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings, copies of which are available through our web site or upon request.

HES supports 'Prime the Pump'

Fuel retailers that are interested in adding capability to sell E15, E85 and other high-ethanol blends face the challenge of paying upfront for equipment to handle the fuels, while needing time to build the customer base for their new product offerings.

A new program, supported in part by Homeland Energy Solutions, is offering retailers access to funding to support the conversions and thus reduce their financial exposure as they seek to transition customers to higher ethanol. Launched earlier this year, "Prime the Pump" provides funding to retailers for pump conversions. Each application is judged on a case-by-case basis, based on a retailer's specific needs for hoses, pumps, storage tanks or some combination.

Funding for Prime the Pump is coming from a wide array of interests, including the major ethanol and corn trade groups: American Coalition for Ethanol, Growth Energy, Renewable Fuels Association and the National Corn Growers Association, as well as state ethanol groups.

Donations to Prime the Pump, a 501c6 organization, are tax deductible.

Meet your team members

Matthew Kuhn, IT Coordinator

Q. What do you like most about working at Homeland?

A. What I like most about working at Homeland is the comradery each employee gives one another. This company is small enough that it makes it feel like co-workers are a part of my extended family. My job requires me to work in various locations throughout the plant which is nice because I get to see something different every day. One day I may be working on servers or firewalls and the next on our security cameras. This job always keeps me on my toes because I never know when I might get a phone call at night or into the morning for technology assistance. I also have recently started working with the software that runs the plant.

Q. Tell us about your background.

A. I grew up in New Hampton and attended New Hampton schools. Knowing that I was interested in computers and technology, I was able to easily decide what I was interested in for a career. After graduating high school I attended Hawkeye Community College and graduated with an AAS in Network Administration and Engineering and numerous certifications. I began working at Homeland more than two years ago, a month after obtaining my degree.



Q. Tell us about your family.

A. I am the youngest of three in my family. My parents are John and Barb Kuhn of New Hampton. I have two older sisters, Michelle Pett and Amanda Kuhn.

Q. Any hobbies or interests?

A. I enjoy riding my motorcycle and volunteering as an EMT on our local ambulance service and rescue squad. I also like to watch and dabble into the stock market. Being a member of a gun club is also a new interest of mine.